Exhibit 10.4

TECO ENERGY, INC.

RETENTION AND VOLUNTARY RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS RETENTION AND VOLUNTARY RETIREMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this 11th day of June, 2007, by and between TECO ENERGY, INC. (the “Company”), the principal place of business which is located at 702 North Franklin Street, Tampa, Florida 33602 and Sheila M. McDevitt (the “OFFICER”), residing at 16750 Gulf Boulevard, #215, Redington Beach, Fl 33708.

WHEREAS, the Officer is currently employed in the position of Senior Vice President – General Counsel and Chief Legal Officer; and

WHEREAS, after 26 years of credited employment with and service to TECO ENERGY, INC., the Officer has elected to retire commencing on July 1, 2007 and;

WHEREAS, the Company intends to restructure the position as presently constituted and eliminate one officer level position in the Officer’s direct reporting structure; and

WHEREAS, the Corporation offered retirement-inducement packages to retirement-eligible officers in October 2002, November 2003 and October 2004 associated with Officer level position eliminations; and

WHEREAS, the Officer was eligible to receive each of those packages but was asked, in each case, by the CEO to remain in her present position in order to complete current legal matters that were of major significance to the Company and to assume certain additional responsibilities in return for the opportunity to receive a similar package at a later date if approved by the Board’s Compensation Committee; and

WHEREAS, in recognition of the Officer’s foregoing the three earlier packages and for her continued employment and completion of the aforesaid legal matters and the assumption of other responsibilities, the Company desires to now offer her a similar package and to obtain the benefit of her services as a consultant on a limited basis to complete certain outstanding matters, to assist in general counsel transition matters following her retirement and other assignments that may be appropriate and accepted by her; and

WHEREAS, the parties have mutually agreed to enter into the following Retention and Voluntary Retirement Agreement and General Release (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1. RETIREMENT DATE

(a) The Officer hereby notifies the Company of her intention to apply for retirement and hereby elects to retire on July 1, 2007 (the “Retirement Date”).

(b) Prior to her Retirement Date, the Officer agrees to submit her resignation as an Officer of the Company, effective on the Retirement Date by execution and delivery of a resignation letter in the form attached hereto.

2. RETENTION RECOGNITION PAYMENTS AND BENEFITS

(a) During the month of July 2007, the Company shall pay to the Officer a one-time lump sum Retention Recognition Payment equal to the present value of the enhanced portion of retirement benefits under the Officer’s Supplemental Executive Retirement Plan (the “SERP”). The enhanced portion represents two years added to the Officer’s age and length of service calculated based on the Officer’s Final Average Earnings as of her Retirement Date. The payment made to the Officer shall be reduced to reflect withholding required FICA and federal withholding taxes.

(b) During the month of July 2007, the Company shall pay to the Officer an additional one-time lump sum Retention Recognition Payment equal to one and one-half times the amount of the Officer’s base salary and target bonus on her Retirement Date. The payment made to the Officer shall be reduced to reflect withholding required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(c) During the month of July, 2007, the Company shall pay to the Officer a lump-sum payment for her accrued but unused vacation allowance for 2007, plus the value of 80 hours vacation carried over for 2006 plus the value of 100 hours vacation accrual for 2008 as specified in Administrative Policy I.3.1, Paragraph 111.B less the required FICA and federal withholding taxes.

(d) Commencing on the Officer’s Retirement Date, the Officer shall be entitled to all retirement and associated benefits due such Officer pursuant to Company’s retirement and other benefit plans (the “Plans”). Nothing contained herein shall be construed to affect the Officer’s rights as a retiree under such Plans.

(e) During the month of July, 2007 the Company will pay $2,500.00 and during the month of January, 2008 the Company will pay $1,500.00 for tax accounting services for the Officer less the required FICA and federal withholding taxes.

(f) All of the Officer’s outstanding TECO Energy, Inc. stock options shall vest immediately after her retirement and shall remain exercisable on or before the expiration date specified for each applicable stock option grant notwithstanding the Officer’s retirement.

(g) For purposes of the Officer’s TECO Energy, Inc. time-based restricted stock grants granted to the Officer under the 2004 Equity Incentive Plan, all restrictions shall terminate, and all of such restricted stock shall vest for the benefit of the Officer immediately after her retirement subject to the provisions of the relevant grant document.

(h) For purposes of the Officer’s TECO Energy, Inc. performance share grants granted to the Officer under the 2004 Equity Incentive Plan, the Performance Period shall end immediately after her retirement and the resulting number of shares shall be issued to the Officer as set forth in the relevant grant document.

(i) Company shall pay to the Officer her target award amount for her 2007 incentive pay. Such payment shall be made in January, 2008 following the TECO Energy Board meeting held in January.

(j) At the Officer’s election the Company will provide medical and dental coverage through the Company’s medical program for the Officer at no cost to the Officer until December 31, 2008. After that date the Officer may continue to receive coverage pursuant to the normal terms of the retiree medical program as it is amended from time to time.

(k) The Company and the Officer agree that coincident with execution and delivery of this agreement, they will enter in a consulting agreement for at least six (6) months to provide services to the company on at least a one-half time basis to bring to conclusion certain legal matters, assist in the transition of the new general counsel and compliance and corporate secretary, continued certain oversight of corporate communications, and other matters that are set forth in the Consulting Agreement or that may be assigned to and accepted by her from time to time.

(l) The Officer shall be entitled to maintain her membership in the University Club at her own expense until such time as she decides to resign her membership after having given reasonable notice to the Company. Additionally, the Officer shall be entitled to keep the Treo cellular phone and related card scan and “hot sync” equipment and connections and any computer-related equipment supplied by the Company and in her possession outside the Company on the Retirement Date.

3. CONFIDENTIALITY AND OTHER CONDUCT

(a) The Officer recognizes and acknowledges that during the course of her employment with the Company, she has been exposed to, has had access to, and has had disclosed to her information and material developed specifically by and for the benefit of the Company and sensitive and/or proprietary information, business planning and operations information, strategic, financial, business and plant security information, business practices and procedures, and specific Company procedures related thereto and to other matters, including without limitation trade secrets, trademarks, service marks, trademarked and copyrighted material, patents, patents pending, financial and data processing information, data bases, interfaces, and/or source codes, Company procedures, specifications, commercial information or other Company or Customer records as described in Administrative Policies I.8.7. and 1.12, including any information or material, belonging to others which has been provided to the Company on a confidential basis, all of which are hereinafter referred to as “Confidential Information.”

(b) The Officer agrees to maintain, in strict confidence, the Confidential Information and agrees not to disclose to any third party or to use same to benefit herself or any third party (other than Officer’s financial and legal advisors) the Confidential Information or the fact of, the terms of or the amount of the consideration paid as part of this Agreement. The Officer shall be prohibited from using, duplicating, reproducing, copying, distributing, disclosing such Confidential Information regardless of form or purpose, including without limitation, verbal disclosure, data, documents, electronic media or any other media form. The Officer agrees to abide by the non-disclosure and non-use obligations relating to Company records, information, and property contained in the Company’s Standards of Integrity.

(c) The restrictions on the Officer’s disclosure of Confidential Information set out herein do not apply to such information which (i) is now, or which hereafter, through no act or failure to act on the part of the Officer, becomes generally known or available to the public; or (ii) is required to be disclosed by a court of competent jurisdiction or by an administrative or quasi-judicial body having jurisdiction over the subject matter after the Officer has given the Company reasonable prior notice of such disclosure requirement.

(d) The Officer and the Company agree to conduct themselves in all actions or conduct relating to the other in a manner consistent with existing Company policy and to refrain from engaging in any conduct which holds up to ridicule in the community or which jeopardizes or adversely affects the business or reputation of either the Company or the Officer.

(e) For the purpose of this Section the term “Company” shall mean TECO Energy, Inc., Tampa Electric Company, and all of their subsidiaries and affiliates.

4. RELEASE OF CLAIMS

(a) For and in consideration of the payments and increased benefits made to the Officer pursuant to Section 2. hereof and for $10.00 paid by the Officer to the Company and the covenants of the Officer contained herein, the Officer and the Company each acknowledge that the payments being made as consideration are in addition to anything of value to which either is entitled and accordingly hereby releases and agrees to hold harmless the other from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, or damages (compensatory, consequential or punitive) against the other which the Officer or the Company may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whatsoever, which has happened, developed or occurred on or before the date of this Agreement, arising out of Officer’s and the Company’s employment relationship (other than Workers’ Compensation claims pending or otherwise related to such employment) or termination of employment from the Company or retirement hereunder, including, but not limited to, and in the Officer’s case, claims for wrongful termination, discrimination, retaliation, invasion of privacy, defamation, slander, and/or intentional infliction of emotional distress, any rights to a grievance proceeding and those arising under any federal, state, or local discrimination or civil rights or labor laws and/or rules or regulations, and/or common law, whether in contract or in tort, as they relate to the employment relationship of the Officer/Employer (including without limitation claims arising under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act (29 USC §626), Title VII of the Civil Rights Act of 1964, Worker Adjustment and Retraining Notification Act (29 USC §2101-2109), or the Employee Retirement Income Security Act, as such laws have been or may be amended from time to time) and any other claims of any nature arising during or in connection with the employment relationship.

(b) The Company and the Officer agree that by entering into this Agreement the Officer does not waive claims that may arise after the date of execution of this Agreement.

(c) Each of the Officer and the Company acknowledge and agree that this Agreement shall not be construed as an admission by either of any improper or unlawful actions or of any wrongdoing whatsoever against the other or any other persons, and each of them expressly denies any wrongdoing whatsoever against each other.

(d) For the purposes of this Section 4 (a) through (d), “Company” shall include TECO Energy, Inc., Tampa Electric Company, their subsidiaries and affiliates, and any agent, officer, director, or employee thereof, and “Officer” shall include the Officer, her heirs, personal representatives, executors, administrators, successors and assigns.

5. REMEDY AT LAW INSUFFICIENT

Officer acknowledges that damages at law will be an insufficient remedy if Officer violates the terms of this Agreement, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation. Accordingly, on a violation of any of the covenants set forth herein, particularly those contained in Section 3., the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

(1) Upon posting a reasonable bond and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by Officer, automatic entry by a court in accordance with Florida Statute §542.335(1)(j) having jurisdiction of an order granting an injunction or specific performance compelling Officer to comply with that obligation, without proof of monetary damage or an inadequate remedy at law; and

(2) Reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of Officer’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, cost, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently or successively. If for any reason a court of competent jurisdiction determines that the Company is not entitled to an injunction based on a breach of a material obligation under this Agreement as described above, Officer shall pay to the Company as liquidated damages, on demand in immediately available legal tender of the United States of America, a sum equal to all profits, remuneration, or other consideration Officer gains from all activities in breach or contravention of any of Officer’s obligations.

6. SURVIVAL

Neither completion of payments hereunder nor termination of this Agreement shall be deemed to relieve Officer or Company of any rights or obligations hereunder which by their very nature survive the completion of payments by the Company, including without limitation, Sections 3. and 4. hereof.

7. ENTIRE AGREEMENT

The Officer and the Company acknowledge and agree that this Agreement contains the entire agreement between them and that no statements or promises have been made by either party concerning the contents of this Agreement other than as expressly contained in this document or the Consulting Agreement executed contemporaneously.

8. EFFECTIVE DATE

This Agreement will be governed by the Laws of the State of Florida and shall become effective at the close of business on the seventh day following the execution and delivery of the Agreement by the Officer (the “Rescission Period”). At any time during the Rescission Period the Officer may rescind this Agreement by giving written notice to the Company at its Human Resources Department.

9. STATEMENT OF UNDERSTANDING

THE OFFICER ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS THE CONTENTS CONTAINED IN IT, HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THE AGREEMENT FOR TWENTY-ONE (21) DAYS, THE COMPANY HAS ADVISED HER TO CONSULT AN ATTORNEY IF SHE DESIRES AND SHE HAS BEEN GIVEN THE OPPORTUNITY TO DO SO. FURTHER, THE OFFICER UNDERSTANDS THAT SHE MAY RESCIND THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING EXECUTION. THE OFFICER DOES FREELY AND VOLUNTARILY ASSENT TO ALL OF ITS TERMS AND CONDITIONS AND SIGNS THIS AGREEMENT AS HER OWN FREE ACT AND RECOGNIZES THAT BY DOING SO SHE IS RELEASING THE COMPANY FROM ANY LIABILITY UNDER THE OLDER WORKERS’ PROTECTION ACT.

If the Officer chooses to waive the 21 day requirement, please indicate by initialing and dating the following paragraph in the space provided in the left margin.

THE OFFICER DOES HEREBY WAIVE THE TWENTY-ONE (21) DAY PERIOD TO CONSIDER THIS AGREEMENT AS REQUIRED UNDER THE OLDER WORKERS’ BENEFIT PROTECTION ACT (29 USC §626). FURTHER, THE OFFICER UNDERSTANDS THAT SHE MAY RESCIND THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING EXECUTION.

IN WITNESS WHEREOF, TECO ENERGY, INC. and Sheila M. McDevitt have caused this instrument to be executed in Tampa, Florida as of the date first written above.

This Agreement supersedes and replaces any previous version of this agreement or any agreement between the parties concerning this retirement.

TECO ENERGY, INC.,
A FLORIDA CORPORATION

BY:	/s/ Sherrill W. Hudson
Sherrill W. Hudson
Chairman and Chief Executive Officer

CAUTION! READ BEFORE SIGNING

BY:	/s/ Sheila M. McDevitt
Sheila M. McDevitt
Sr. V.P. – General Counsel and Chief Legal Officer

DATE SIGNED: June 11, 2007